UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3 to

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4090463
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class to be so registered
Common Stock (and associated Series A Junior Participating Preferred Stock purchase rights), $.001 par value	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Amendment No. 3 to Form 8-A

The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated June 8, 1999, as amended by Amendment No. 1 dated December 15, 2006 and Amendment No. 2 dated June 9, 2009 as set forth in the pages attached hereto.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A dated June 8, 1999, as amended by Amendment No. 1 dated December 15, 2006 and Amendment No. 2 dated June 9, 2009 (the “Form 8-A”) filed by NMT Medical, Inc. (the “Company”) is hereby amended as follows:

On February 16, 2010, the Company entered into Amendment No. 3 (the “Amendment”) to the Rights Agreement dated as of June 7, 1999, and amended on December 14, 2006 and June 8, 2009 (as amended, the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC (formerly American Stock Transfer & Trust Company), the Rights Agent. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

Pursuant to the Amendment, the definition of “Acquiring Person” in the Rights Agreement shall not include an “Exempted Person,” and an “Exempted Person” shall mean Glenhill Capital, LP and its Affiliates (as such term is defined in the Rights Agreement), unless and until such time as such Person, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 25% of the Common Stock then outstanding, in which case such Person shall cease to be an Exempted Person.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 3 hereto and incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit No.	Description

4	Amendment No. 3, dated as of February 16, 2010, to Rights Agreement, dated as of June 7, 1999, between NMT Medical, Inc. and American Stock Transfer & Trust Company, LLC, as amended on December 14, 2006 and June 8, 2009.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NMT MEDICAL, INC.

Date: February 22, 2010	By:	/s/ RICHARD E. DAVIS
Richard E. Davis
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

4	Amendment No. 3, dated as of February 16, 2010, to Rights Agreement, dated as of June 17, 1999, between NMT Medical, Inc. and American Stock Transfer & Trust Company, LLC, as amended on December 14, 2006 and June 8, 2009.